Exhibit 99.1

OCZ Technology Provides Update on Restatement Process and NASDAQ Status

SAN JOSE, CA – April 8, 2013 – OCZ Technology Group, Inc. (NASDAQ: OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced that as a result of the ongoing restatement process, the Company will not meet the previously disclosed April 8, 2013 NASDAQ extension date to become current in its periodic report filings with the Securities and Exchange Commission. The Company has made substantial progress on the restatement for the prior periods and expects to complete the restatement process and make its regulatory filings as soon as practicable.

The filing of the Company’s Forms 10-Q for the periods ended August 31, 2012 and November 30, 2012 will be further delayed as the Company completes its process to restate its financial statements for the first quarter of fiscal 2013, as well as for fiscal year 2012 before those filings are made.

The Company has notified the NASDAQ Listing Qualifications Department of this delay and expects to receive a delisting determination letter from NASDAQ for failure to comply with NASDAQ Listing Rule 5250(c)(1). Upon receipt of the determination letter, the Company intends to request a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), at which the Company will present its plan to evidence compliance with the NASDAQ Listing Rules, and formally request that the Panel stay any delisting action pending the hearing. In accordance with the Listing Rules, the Panel has the authority to grant the Company an extension to regain compliance with the filing requirement for a period not to exceed 360 days from the original due date of the first delayed filing, or through October 7, 2013. The Company expects to remain listed on NASDAQ during the appeal process and ultimately satisfy all requirements for continued listing on NASDAQ, although no assurances can be made that the Company will be able to timely do so.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocz.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, the risk that the process of preparing and auditing the financial statements or other subsequent events would require OCZ to make additional adjustments; the time and effort required to complete the restatement of the financial reports; the ramifications of OCZ’s potential inability to timely file required reports; including potential delisting of OCZ’s common stock on NASDAQ; the risk of litigation or governmental investigations or proceedings relating to such matters; market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A – Risk Factors” in Part I in OCZ’s Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocz.com.OCZ does not undertake to update its forward-looking statements.

Investor Contact:

Bonnie Mott, Senior Manager of Investor Relations

408-440-3428

bmott@ocztechnology.com

Press Contact:

Scott Harlin, Director of Marketing Communications - Enterprise

(408) 733-8400

sharlin@ocztechnology.com